Exhibit 10.3

Vessel Option Agreement January 2014

VESSEL OPTION AGREEMENT

THIS VESSEL OPTION AGREEMENT (the “Agreement”), is made and entered into this 24 day of January, 2014 (the “Effective Date”), by and among:

EXMAR NV, a limited liability company (naamloze vennootschap/société anonyme) incorporated under the laws of Belgium, having its registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium, registered with the Crossroad Bank for Enterprises under number 0860.409.202 (RLE Antwerp) (“Exmar”);

EXCELERATE NV, a limited liability company (naamloze vennootschap/société anonyme) incorporated under the laws of Belgium, having its registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium, registered with the Crossroad Bank for Enterprises under number 0870.910.441 (RLE Antwerp) (“Excelerate NV”); and

EXCELERATE ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership having its registered office at 1209 Orange Street, Wilmington, Delaware 19801, registered with The Corporation Trust Company (“EE”).

Exmar, Excelerate NV, and EE are hereinafter sometimes referred to individually as “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Exmar has indicated to EE that it intends to form a master limited partnership (the “MLP”) and to publicly offer interests in the MLP (the “IPO”);

WHEREAS, Exmar and EE have entered into a confidentiality agreement dated January 24, 2014 (the “Confidentiality Agreement”) and an indemnification agreement dated January 24, 2014 (the “Indemnification Agreement”) in connection with the proposed IPO;

WHEREAS, Excelerate NV is the owner of that certain Belgian flagged 138,000 cubic meter storage capacity LNG regasification vessel named “Excelerate” (the “Excelerate”), Exmar and EE (via DSME 2237 ApS) each currently own half (50%) of the shares representing the share capital of Excelerate NV, and Exmar has indicated to EE that it intends to transfer the shares it now owns in Excelerate NV to the MLP or an Affiliate thereof;

WHEREAS, Explorer NV, a limited liability company (naamloze vennootschap/société anonyme) incorporated under the laws of Belgium, having its registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium, registered with the Crossroad Bank for Enterprises under number 0874.766.289 (RLE Antwerp) (“Explorer NV”), is the owner of that certain Belgian flagged 150,900 cubic meter storage capacity LNG regasification vessel named “Explorer” (the “Explorer”), Exmar and EE (via DSME 2237 ApS) each currently own half (50%) of the shares representing the share capital of Explorer NV, and Exmar has indicated to EE that it intends to transfer the shares it now owns in Explorer NV to the MLP or an Affiliate thereof;

WHEREAS, Express NV, a limited liability company (naamloze vennootschap/société anonyme) incorporated under the laws of Belgium, having its registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium, registered with the Crossroad Bank for Enterprises under number 0878.453.279 (RLE Antwerp) (“Express NV;” “Express NV, Explorer NV and Excelerate NV being each an “Option Vessel Owner” and collectively the “Option Vessel Owners”), is the owner of that certain Belgian flagged 150,900 cubic meter storage capacity LNG regasification vessel named “Express” (the “Express;” the Express, the Explorer and the Excelerate being each an “Option Vessel,” and collectively, the “Option Vessels”), Exmar and EE (via DSME 2237ApS) each currently own half (50%) of the shares representing the share capital of Express NV, and Exmar has indicated to BE that it intends to transfer the shares it now owns in Express NV to the MLP or an Affiliate thereof;

WHEREAS, the Parties wish to facilitate EE’s commercial business by granting EE the right to offer for sale or grant purchase options for, on and subject to the terms and conditions set forth below, each Option Vessel; and

WHEREAS, the Parties agree that this Agreement shall go into immediate effect upon execution and that the completion of the proposed IPO is not a condition precedent or subsequent to the effectiveness of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and of other good and valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

1.                                      Definitions.

“Agreement” has the meaning given to it in the introduction.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day when banks are open in Houston, Texas, New York, NY, London, UK, and Antwerp, Belgium.

“Closing Date” has the meaning given to it in Section 3(a).

“Closing Date FMV” means the Fair Market Value of a given Option Vessel on the applicable Closing Date.

“Closing Date Notice” has the meaning given to it in Section 3(a).

“Confidentiality Agreement” has the meaning given to it in the Recitals.

“Courts” has the meaning given to it in Section 7(a).

“Customer” means any Person to which FE charters an Option Vessel or provides regasification services utilizing an Option Vessel, in either case pursuant to an agreement with an initial term of five years or more (without regard to any extensions or options). For avoidance of doubt, the term “Customer” shall include any Affiliate of a Customer designated by it to purchase or receive title to an Option Vessel, but shall not include BE or any of its Affiliates.

“DCF Plus Residual FMV” means:

(a)                                 for the Excelerate, the sum of

(i)                                     the net Present Value of the remaining hire payments owing by EE for the remaining duration of the Original Period (as such term is defined in the Excelerate TCP);

(ii)                                  the net Present Value of the remaining hire payments owing by BE for the remaining duration of the First Extension Phase (as such term is defined in the Excelerate TCP) if BE gave an Extension Notice (as such term is defined in the Excelerate TCP) in respect of the First Extension Phase prior to the Closing Date;

(iii)                               the net Present Value of the remaining hire payments owing by BE for the remaining duration of the Second Extension Phase (as such term is defined in the Excelerate TCP) if EE gave an Extension Notice in respect of the Second Extension Phase prior to the Closing Date; and

(iv)                              the Fair Market Value on the applicable Residual Value Date, discounted to Present Value;

(b)                                 for the Explorer or the Express, the sum of

(i)                                     the net Present Value of the aggregate of the remaining TCP payments owed in respect of the Exmar Loan 2 (as defined in Schedule III of the applicable TCP) for the remaining duration of the Original Period for the applicable Option Vessel;

(ii)                                  the aggregate of the amounts outstanding in respect of the Exmar Loan 1, the Excelerate Loan and the Prepaid Hire (each as defined in Schedule III of the TCP);

(iii)                               the net Present Value of the remaining hire payments owing by EE for the remaining duration of the Extension Period (as such term is defined in the applicable TCP) if EE gave the Extension Notice (as such term is defined in the applicable TCP) prior to the Closing Date; and

(iv)                              the Fair Market Value of the applicable Option Vessel on the applicable Residual Value Date, discounted to Present Value.

“EE” has the meaning given to it in the introduction, and shall include each Affiliate of EE.

“Effective Date” has the meaning given to it in the introduction.

“Excelerate” has the meaning given to it in the Recitals.

“Excelerate NV” has the meaning given to it in the introduction.

“Excelerate TCP” means the LNG Regasification Vessel Time Charter Party between Excelerate Energy Limited Partnership and Exmar Marine NV dated the 29th of June, 2004, assigned and novated to Excelerate NV with effect from the 30th of December, 2004, as amended.

“Exmar” has the meaning given to it in the introduction, and shall include each Affiliate of Exmar.

“Exmar Explorer Debt” has the meaning given to it in Section 4(b).

“Exmar Express Debt” has the meaning given to it in Section 4(b).

“Expert” means a consulting firm or ship broker of international reputation appearing in the list of approved experts attached as Exhibit A to this Agreement or any amendment thereto approved by the Parties, and any other consulting firm or ship broker of international reputation that regularly appraises LNG vessels and provides reports on the fair market values of such vessels to customers.

“Explorer” has the meaning given to it in the Recitals.

“Explorer NV” has the meaning given to it in the Recitals.

“Explorer TCP” means the LNG Regasification Vessel Time Charter Party between Excelerate Energy Limited Partnership and Explorer NV dated the 1st of July, 2005, as amended and restated on the 10th of January, 2006.

“Express” has the meaning given to it in the Recitals.

“Express NV” has the meaning given to it in the Recitals.

“Express TCP” means the LNG Regasification Vessel Time Charter Party between Excelerate Energy Limited Partnership and Express NV dated the 10th of January, 2006.

“Fair Market Value” means the price that could reasonably be expected to be paid for an Option Vessel (determined as of the applicable date being the Closing Date or the Residual Value Date as the case may be) assuming the Option Vessel to be in good working order and in such condition which is to be expected of a vessel of her age, size and type, with her class fully maintained and with valid certificates, and free from all conditions, free of charter obligations and cargo, and further assuming that each buyer would purchase the Option Vessel entirely for cash paid on the closing date of such acquisition.

“Indemnification Agreement” has the meaning given to it in the Recitals.

“IPO” has the meaning given to it in the Recitals.

“MLP” has the meaning given to it in the Recitals.

“MOA” has the meaning given to it in Section 2(a).

“Option Vessel” and “Option Vessels” have the meanings given to them in the Recitals.

“Option Vessel Owner” and “Option Vessel Owners” have the meanings given to it in the Recitals.

“Party” and “Parties” have the meanings given to them in the introduction.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Present Value” means the value of a given sum or stream of cash flows, discounted at a rate of 6.5% per annum to the applicable Closing Date.

“Pricing Elements” has the meaning given to it in Section 3(a).

“Proceeds” means the purchase price payable by the purchaser of an Option Vessel.

“Purchase Option” means, in respect of any Option Vessel, a binding commitment of EE to sell such Option Vessel to the Customer employing that Option Vessel or an Affiliate of such Customer, or the grant by EE to such Customer or an Affiliate of such Customer of an option to purchase such Option Vessel.

“Residual Value Date” means the date on which the Original Period or the Extension Period, both as defined in the applicable TCP, as may be applicable, terminates.

“TCP” means any or all of the Excelerate TCP, the Explorer TCP, and the Express TCP.

“Term” means the period commencing on the Effective Date and ending on the date on which this Agreement shall terminate as provided in Section 6 below.

“Transfer Costs” means those costs incurred by EE (whether for itself or on behalf of the applicable Option Vessel Owner) that are, under the MOA for the transfer of the applicable Option Vessel, allocated to the seller of such vessel.

“Vessel Value” means the (a) greatest of (i) Closing Date FMV, (ii) DCF Plus Residual FMV, and (iii) Proceeds, less (b) Transfer Costs.

2.                                      Authority to Offer and Commit the Option Vessels.

(a)                                 Authority to Offer.  The Parties agree that EE shall have, and hereby grant to EE, the right from time to time during the Term to (i) offer to and commit to sell to any Customer the Option Vessel employed by that Customer, or (ii) offer to and grant options to purchase to any Customer the Option Vessel employed by that

Customer, in each case against payment of a purchase price and for delivery at a time and place to be agreed between EE and the Customer and on such other terms and conditions as provided in the form of memorandum of agreement (“MOA”) attached hereto as Exhibit B.

The terms and conditions of the MOA shall include that the obligation of the Option Vessel Owner to deliver the Option Vessel to the Customer shall be subject to:

(i)                                     no Charterer Event of Default (as defined in the applicable TCP) in respect of the Option Vessel being purchased having occurred, been declared and be continuing;

(ii)                                  the applicable TCP not having been terminated by EE;

(iii)                               the Customer releasing and/or paying the Proceeds on the Closing Date, to the account designated by the Option Vessel Owner, subject to the terms of Section 3(c)(iv) below; and

(iv)                              if the Proceeds are less than the Vessel Value, the difference being paid by EE to the account designated by the Option Vessel Owner on the Closing Date, subject to any further adjustments pursuant to Section 3(c)(iv).

The Parties further agree that, subject to Section 2(c) below, EE shall have no obligation to notify any other Party, any Option Vessel Owner or any lender to such Option Vessel Owner or holder, directly or indirectly, of any securities issued by an Option Vessel Owner or security interest in any Option Vessel, of EE’s exercise of the rights granted to it in this Section 2, including without limitation the making of any offer to sell or to grant an option to purchase any Option Vessel or the status of any negotiations with respect to any such offer. Notwithstanding the foregoing, EE shall have an obligation to notify Exmar of any amendments EE wishes to make to the form of MOA attached as Exhibit B and obtain Exmar’s consent to such amendments, which consent shall not be unreasonably withheld or delayed.

In no event may a Purchase Option created by EE pursuant to this Agreement provide for or require the transfer of an Option Vessel by an Option Vessel Owner before January 1, 2024.

(b)                                 Authority to Commit.  If at any time during the Term, EE shall, pursuant to the authority granted it in Section 2(a) above, enter into a binding commitment to sell an Option Vessel to a Customer, or if a Customer shall exercise an option granted to it by EE to purchase an Option Vessel, each Party agrees that it shall, at the written request of EE, exercise every right, power and authority that it now holds or may at any time during the Term hold in respect of the applicable Option Vessel, and cause each of its Affiliates to exercise every right, power and authority such Affiliate now holds or may at any time during the Term hold in respect of the applicable Option Vessel, to facilitate and effectuate the transfer of the applicable Option Vessel to such Customer on the terms and conditions for such transfer contained in this Agreement.

(c)                                  Purchase Option Notices.  EE will provide written notice to the Parties promptly but in each case within 10 Business Days of (i) the creation by EE of a Purchase Option, (ii) the cancelation or material amendment of any Purchase Option, and (iii) receipt by EE of any notice from a Customer of a Customer’s exercise or firm commitment to exercise a Purchase Option, EE will apprise the Parties of any changes in a Customer’s election within 10 Business Days of being apprised by the Customer of such change, subject to the provisions of Section 3(a) below setting a minimum number of days for advance delivery of a Closing Date Notice. Each notice provided by EE pursuant to this Section 2(e) will include (V) the name of the subject Option Vessel, (W) the name and place of business of the Customer, and (X) the date or range of dates, as applicable, on which the Purchase Option would or may close, (Y) the date or range of dates, as applicable, when the Option Vessel is to be delivered, and (Z) the price or formula for the calculation of the price, in each case in United States Dollars, payable by the Customer for the purchase of the relevant Option Vessel.

3.                                      Closing of a Purchase Option; Transfer of an Option Vessel.

(a)                                 Notice of Closing Date.  Promptly following the satisfaction of all conditions to a transfer of an Option Vessel to a Customer pursuant to a Purchase Option (other than conditions to be satisfied only upon delivery of an Option Vessel or at closing), but in no event less than 90 days in advance of such transfer, EE shall give the Parties notice (a “Closing Date Notice”) of the closing date for a transfer of an Option Vessel pursuant to a Purchase Option (the “Closing Date”). The Closing Date Notice shall include (i) the Closing Date, (ii) the name of the applicable Option Vessel, (iii) the location at which the Option Vessel is to be delivered to the transferee of the Option Vessel, (iv) the name of the transferee of the Option Vessel, (v) EE’s good faith estimate of the Transfer Costs, and (vi) EE’s good faith estimate of the Closing Date FMV and the DCF Plus Residual FMV (EE’s good faith estimate of the Closing Date FMV and the DCF Plus Residual FMV together, the “Pricing Elements”) of the applicable Option Vessel. EE may amend or withdraw a Closing Date Notice at any time for any reason prior to a Closing Date subject to Section 3(b).

(b)                                 Indemnity.  EE undertakes to indemnify the Parties and the Option Vessel Owners against any claim, liability, loss, damage or expense arising out of or in connection with EE amending, withdrawing or failing to give a Closing Date Notice or any dispute, proceedings or actions between EE and Customer or their Affiliates concerning any Purchase Option granted by ER to a Customer to purchase an Option Vessel. EE shall also indemnify the Option Vessel Owner against any claims, liability, fines, loss, damage or expense arising out of or in connection with EE giving a Purchase Option to a Customer and the giving of such Purchase Option is a breach of US, UN and/or EU sanctions.

(c)                                  Transfer of an Option Vessel.  Upon receipt of a Closing Date Notice from ER, each Party will take all reasonable actions requested by EE within the power of such Party to authorize, approve and effect the transfer of an Option Vessel on the terms contained in such Closing Date Notice, in the MOA, and in this Agreement, including without limitation all power, as the case may be, as the owner of the applicable Option Vessel or as an owner of any equity interests in the applicable Option Vessel Owner. Without limiting the generality of the foregoing:

(i)                                     The Parties will cause the Option Vessel Owner of the applicable Option Vessel to deliver to the transferee on the Closing Date a Bill of Sale substantially in the form attached hereto as Exhibit C, with such modifications thereto as the transferee may reasonably request;

(ii)                                  The Parties will cause the Option Vessel Owner of the applicable Option Vessel to deliver to the transferee an MOA in the form of the Norwegian Sales Form 2012 as attached hereto as Exhibit B, or as amended in accordance with Section 2(a);

(iii)                               Subject to the provisions of Section 2(a), the Option Vessel Owner will convey to the transferee full marketable title to the Option Vessel, free and clear of all liens and encumbrances other than those expressly agreed to by EE; and

(iv)                              The Parties will cause the Option Vessel Owner, to the extent requested by the transferee of such Option Vessel, to deliver to such transferee such additional documents, certificates and assurances regarding such transfer as the transferee may reasonably request.

(d)                                 EE Payments in Connection with a Transferred Option Vessel.  For avoidance of doubt, the Parties agree and acknowledge that obligations of EE to cause the transferee of an Option Vessel to make payments for such Option Vessel to the applicable Option Vessel Owner, or to make payments under this Agreement, shall not modify, limit or affect its or its Affiliates rights under applicable loan and shareholders agreements to receive, directly or indirectly, the benefits of any such payment made by EE to an Option Vessel Owner as a lender to or shareholder of such Option Vessel Owner.

(e)                                  Determining Vessel Value.

(i)                                     Upon EE’s delivery of a Closing Date Notice, Exmar will have a period of 20 days in which to evaluate EE’s calculation of the Pricing Elements of the applicable Option Vessel. To assist Exmar in this evaluation, EE will provide Exmar with all relevant information used by EE to make this calculation, including any reports of any Expert that EE obtained to make the calculation, subject to customary confidentiality and non-disclosure covenants by Exmar. During this period, Exmar and EE may also negotiate the Vessel Value of the applicable Option Vessel, and should they reach agreement during this period the value they agree upon shall be the Vessel Value for such Option Vessel.

(ii)                                  If by the 20th day following EE’s delivery of a Closing Date Notice, (A) Exmar has not accepted in writing EE’s calculation of the Pricing Elements of the applicable Option Vessel or (B) Exmar and EE have not agreed in writing on the Vessel Value of the applicable Option Vessel, then either of such Parties may, on written notice to the other, commence the third party valuation process described in (iii) below. The commencement of that process (or the delivery of the Experts’ report pursuant to that process) notwithstanding, Exmar and EE may at any time agree in writing on the Vessel Value of an Option Vessel for which EE has delivered a Closing Date Notice, and such agreement shall be binding on the Parties. If Exmar and BE agree on the Vessel Value after a third party valuation process has been commenced, the Parties will promptly terminate the third party valuation.

(iii)                               As provided in (ii) above, either EE or Exmar may, upon the expiration of 20 days following EE’s delivery of a Closing Notice, notify the other Party in writing of its election to commence a third party valuation process on the applicable Option Vessel. Each of EE and Exmar shall propose an Expert to determine the Pricing Elements of the applicable Option Vessel within 10 days of delivery of such notice. The two proposed Experts shall within 10 days of being selected agree upon and select a third Expert. The three Experts selected in accordance with this Section 3(d)(iii), acting as experts and not as arbitrators, shall each evaluate and report to Exmar and EE their opinion on the Pricing Elements of the applicable Option Vessel no later than 15 days prior to the Closing Date. Each Pricing Element shall be the average of the opinions of the three Experts, provided such opinions are received not later than 15 days prior to the Closing Date. Any Expert opinion not received by a date that is 15 days prior to the Closing Date shall be disregarded for purposes of calculating the Pricing Elements, and only the opinions delivered as of such date shall be included in the calculation of the average. In determining the Pricing Elements, the Experts will have access to the applicable Option Vessel and to the Pricing Elements proposed by each of EE and Exmar and to all information prepared by or on behalf of each of them relating to the Option Vessel and reasonably requested by the Experts. Each of Exmar and Excelerate shall cooperate with any reasonable information requests from the Experts. The fees and expenses of the Experts will be divided equally between EE and Exmar.

(iv)                              EE will have full authority to fund, and shall fund, all Transfer Costs that are incurred before the applicable Closing Date in connection with the transfer of an Option Vessel. The payment made to the applicable Option Vessel Owner shall be made calculating Vessel Value based on EE’s final good faith estimate of Transfer Costs. Within 30 days after a Closing Date,

EE shall provide Exmar with a statement of actual Transfer Costs and BE shall pay the Option Vessel Owner (if actual Transfer Costs are less than the final estimate) or the Option Vessel Owner shall pay EE (if actual Transfer Costs are greater than the final estimate) the difference between the final estimate and actual Transfer Costs.

(f)                                   Further Assurances.  The Parties, for themselves and their successors and assigns, hereby covenant and agree that, at any time and from time to time on EE’s or an Option Vessel transferee’s written request, they will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by EE or such transferee (including amendments to the TCPs or the Option Vessel Owners’ shareholder agreements) in order to facilitate a Purchase Option and the consummation of transfers pursuant to it, and to assign, transfer, set over, convey, assure and confirm unto and vest in EE or such transferee, as the case may be, title to the Option Vessel being sold, conveyed and transferred.

(g)                                  Termination of Related Agreements.  The Parties hereby agree that in connection with the closing of a sale of an Option Vessel, the applicable TCP between EE and the relevant Option Vessel Owner shall terminate upon successful closing of the sale, and, for avoidance of doubt, the transferee of the Option Vessel may terminate its ship management agreement with Exmar (if such agreement has not terminated in accordance with its terms).

4.                                      Certain Covenants.

(a)                                 For avoidance of doubt, the Parties agree that any Vessel Value received by an Option Vessel Owner shall be used by such Option Vessel Owner to satisfy all liabilities of such Option Vessel Owner (including shareholder loans), and any remaining balance shall be distributed to the shareholders in liquidation of their shares.

(b)                                 Exmar shall cause Explorer NV and Express NV to obtain the consent of any third party lenders in respect of the currently outstanding funded debt of Exmar secured directly or indirectly by the Explorer or the Express, or owed by any other Person but secured in whole or in part by liens on Explorer or Express or on the rights of Explorer NV or Express NV to receive TCP payments from EE (the “Exmar Explorer Debt” and “Exmar Express Debt,” respectively) to the rights granted to EE pursuant to Sections 2(a) and 2(b) and the transactions contemplated by this Agreement, upon the earlier of (i) the date on which the Exmar Explorer Debt or Exmar Express Debt, as applicable, is repaid in full, amended, modified, or refinanced, or (ii) May 11th, 2021.

(c)                                  EE shall not claim any off-hire or damages from the relevant Option Vessel Owner or any Party to this Agreement for time lost and/or fuel or gas consumed as a result of an Option Vessel Owner complying with an obligation to make the applicable Option Vessel available for inspection in accordance with clauses 4 and/or 6 of the MOA.

5.                                      Representation and Warranties.  Each Party represents and warrants to each other Party hereto as follows:

(a)                                 Due Existence. Such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b)                                 Authorization.  Such Party has the right and authority to bind itself to the terms of this Agreement.

(c)                                  Binding Agreement.  This Agreement is a binding obligation of such Party, enforceable against it in accordance with its terms.

(d)                                 Absence of Conflicts.  Neither the execution and delivery of this Agreement, nor the performance of any actions contemplated hereunder, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Party is a party, or by which it is bound or to which any of its assets is subject.

6.                                      Term.  This Agreement shall remain in effect as to each Option Vessel from the Effective Date until the date EE ceases to be the charterer of such Option Vessel.

7.                                      General.

(a)                                 Governing Law; Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The federal and state courts located in Harris County, Texas (the “Courts”) shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each Party irrevocably submits to the jurisdiction of the Courts. The Parties agree that they are subject to the personal jurisdiction of the Courts, and acknowledged that they have conducted business in the State of Texas, and have purposefully availed themselves of the benefits of doing business in the State of Texas. Each Party hereby waives, to the fullest extent permitted by law, any right it may have to a trial by jury.

(b)                                 Remedies.  Without prejudice to the rights and remedies otherwise available to any Party, each Party shall be entitled to equitable relief by way of specific performance or otherwise in order to enforce another Party’s obligations under this Agreement, including the obligation to timely deliver an Option Vessel, and the non-performing Party shall not plead in defense thereto that there would be an adequate remedy at law. In any action brought by a Party to enforce the obligations of any other Party, the prevailing Party shall be entitled to collect from the opposing Party to such action such Party’s reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

(c)                                  Notices.  All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile, (iii) delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iv) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first Business Day following the date of delivery if delivered personally or by facsimile, (ii) on the third Business Day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

If to EE:	Edward Scott, Chief Operating Officer
Excelerate Energy Limited Partnership
1450 Lake Robbins Drive, Suite 200
The Woodlands, TX 77380
832-813-7634 – Telephone
832-813-7103 – Facsimile

With copy to:	H. Steven Walton
Frederic Dorwart, Lawyers
Old City Hall
124 East Fourth Street
Tulsa, OK 74103
(918) 583-9920 – Telephone
(918) 584-2729 – Facsimile

If to Exmar:	Exmar NV
De Gerlachekaai 20
2000 Antwerpen, Belgium
+32 3 247 5611 – Telephone
+32 3 248 2740 – Facsimile

If to Excelerate NV:	Excelerate NV
De Gerlachekaai 20
2000 Antwerp
Register of Enterprises (RPR) 0870910441

or to such other address as the Party may have furnished to the other Parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

(d)                                 Successors.  This Agreement, including without limitation the obligations contained in Section 3(b), shall be binding upon any transferee of equity interests in an Option Vessel Owner or an Option Vessel and any successors or assigns of a Party (including a successor or assign by way of merger, consolidation, in liquidation or otherwise by operation of law). Without limiting the generality of the foregoing, Exmar agrees that, should it transfer to the MLP or an Affiliate of the MLP any interest in an Option Vessel or an Option Vessel Owner, Exmar shall only effect such transfer if the MLP and each such Affiliate agree, in connection with such transfer, to be bound by the terms of this Agreement in all respects, and that EE shall be an intended third party beneficiary of such agreement.

(e)                                  Amendments.  No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties.

(f)                                   Waivers.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g)                                  Entire Agreement.  This Agreement comprises the full and complete agreement of the Parties with respect the subject matter hereof and supersedes and cancels all prior communications, understandings and agreements between the Parties relating to same; provided, however, that nothing in this Agreement is intended to or shall modify any term, condition, right or obligation contained in the Confidentiality Agreement or the Indemnification Agreement; provided further, however, that it shall not be a breach of any obligation of confidentiality under the Confidentiality Agreement or the TCPs or otherwise for EE to provide a copy of this Agreement to a potential Customer.

(h)                                 Disclosure.  For the avoidance of doubt the Parties hereby agree that Exmar and its Affiliates are expressly permitted to file this Agreement, including any Exhibits thereto, with the U.S. Securities and Exchange Commission in connection with the IPO.

(i)                                     Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(j)                                    Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)                                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

EXCELERATE ENERGY LIMITED			EXMAR NV
PARTNERSHIP

By:	/s/ Edward Scott		By:	/s/ P. de Brabandere	/s/ M. de Potter
	Name: Edward Scott		Name:	P. de Brabandere	M. de Potter
	Title: Chief Operating Officer		Title:	Director - COO	CFO

EXCELERATE NV

By: :	/s/ P. de Brabandere	/s/ M. de Potter
	Name: P. de Brabandere	M. de Potter
	Title: Director	Director

Exhibit A—

List of Approved Experts

Clarksons

Barry Rogliano Salles

Gibson Shipbrokers

Fearnleys

Inge Steensland AS

Lorentzen & Stemoco

Joachim Grieg & Co

RS Platou

Braemar Seascope

Poten & Partners

Exhibit B
Form of Memorandum of Agreement: (MOA)

Copyright Norwegian Shipbrokers’ Association, Oslo, Published by Norwegian Shipbroker’s Association, Oslo and BIMCO, Copenhagen

EXHIBIT B:	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956.
See Explanatory Note below
Code-name
SALEFORM 2012
Revised 1966, 1983 and 1988/87, 1893 and 2012

MEMORANDUM OF AGREEMENT

Dated: #

[The Option Vessel Owner as directed by EXCELERATE ENERGY LIMITED PARTNERSHIP pursuant to the Vessel Option Agreement] (Name of sellers), hereinafter called the “Sellers” have agreed to sell,
and

[The Customer as defined by the Vessel Option Agreement]-(Name of buyers), hereinafter called the “Buyers” have agreed to by:

Name of vessel: [Option Vessel(s) as defined in the Vessel Option Agreement]

IMO Number:

Classification Society:

Class Notation:

Year of Build:	Builder/Yard:

Flag:	Place of Registration:	GT/NT:

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions

“Banking Days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and # (add additional jurisdictions as appropriate).

“Buyers’ Nominated Flag State” means # (state flag state).

“Class” means the class notation referred to above.

“Classification Society” means the Society referred to above.

“Deposit” shall have the meaning given in Clause 2 (Deposit).

“Deposit Holder” means # (state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

“Parties” means the Sellers and the Buyers.

“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

“Sellers’ Account” means # (state details of bank account) at the Sellers’ Bank.

“Sellers’ Bank” means # (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

1.                                 Purchase Price

The Purchase Price is # (# United States Dollars) (state currency and amount both in words and figures).

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

2.                                 Deposit

As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of # % (# per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the “Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:

(i)                                         this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and

(ii)                                     the Deposit Holder has confirmed in writing to the Parties that the account has been opened.

The Deposit shall be released in accordance with joint written instructions of the Parties.  Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.

3.                                 Payment

On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):

(i)                                         the Deposit shall be released to the Sellers; and

(ii)                                     the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account.

4.                                 Inspection

(a)*                               The Buyers have inspected and accepted the Vessel’s classification records.  They Buyers have also inspected the Vessel at/in # (state place) on # (state date) and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

(b)*                               The Buyers shall have the right to inspect the Vessel’s classification records and to declare whether same are accepted or not within # (state date/period).

The Sellers shall make the Vessel available for inspection at/in # (state place/range) within # (state date/period).

The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.

The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.

During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers.

The sale shall become outright and definite, subject only to the terms and conditions of this Agreement provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy-two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.

Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel’s classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.

*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.

5.                                 Time and place of delivery and notices

(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in # (state place/range) in the Sellers’ option.

Notice of Readiness shall not be tendered before: #(date)

Cancelling Date (see Clauses 5(c), 6(a)(i), 6(a)(iii) and 14): #

(b) The Sellers shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date, Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.  If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’ Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                 Divers Inspection / Drydocking

(a)*

(i)                               The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers.  The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.

(ii)                           If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society’s attendance.

Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.

(iii)                       If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.

(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.

(c) if the Vessel is drydocked pursuant to Clause 6(a)(ii) or 6(b) above:

(i)                               The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ cost and expense to the satisfaction of Classification Society without condition/recommendation**.

(ii)                           The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel’s class, in which case the Sellers shall pay these costs and expenses.

(iii)                       The Buyers’ representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society surveyor.

(iv)                        The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers’ or the Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.

*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.

**Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.                                 Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items:               (include list)

Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation:               (include list)

Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay either:

(a)* the actual net Sellers’ last purchase price (less all discount expenses, but excluding barging expenses) as evidenced by invoices or vouchers; or

for the quantities taken over.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

“inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.

8.                                 Documentation

The place of closing: #

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyer with the following delivery documents:

(i)                               Legal Bill(s) of Sale in the British form recordable in the Buyers’ Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarily attested and legalized or apostilled, as required by the Buyers’ Nominated Flag State;

(ii)                           Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;

(iii)                       Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);

(iv)                        Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;

(v)                            Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of overdue condition/recommendation;

(vi)                        Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;

(vii)                    A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the

Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel’s registry;

(viii)                Commercial Invoice for the Vessel;

(ix)                        Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;

(x)                            A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel;

(xi)                        Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and

(xii)                    The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation.

(b) At the time of delivery the Buyers shall provide the Sellers with:

(i)                               Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and

(ii)                           Power of Attorney of the Buyers appointing one or representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).

(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than                (state number of days), or if left blank, nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel.  Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f) Other technical documentation which may be in the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9.                                 Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                          Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers’ Nominated Flag State shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                          Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without overdue condition/recommendation*, free of average damage affecting Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without overdue condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery.

“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                          Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                          Buyers’ default

Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit, together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                          Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                          Buyers’ representatives

After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers’ representatives shall sign the Sellers’ P&I Club’s standard letter of indemnity prior to their embarkation.

16.                          Law and Arbitration

(a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.

17.                          Notices

All notices to be provided under this Agreement shall be in writing:

Contact details for recipients of notices are as follows:

For the Buyers: #

For the Sellers: Edward Scott, Chief Operating Officer

Excelerate Energy Limited Partnership

1450 Lake Robbins Drive, Suite 200

The Woodlands, TX 77380 ,

+1-832-813-7634 - Telephone

+1-832-813-7103 - Facsimile

18.                          Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

19.                          Further Conditions of Delivery

The obligation of the Sellers to deliver the Vessel to the Buyers shall further be conditional upon the satisfaction of the following conditions:-

(i) that in respect of the Vessel there has not occurred, been declared or be continuing any Charterer Event of Default as defined in the Relevant TCP; and

(ii) that the Relevant TCP has not been terminated by Excelerate Energy LP (“EE”); and

(iii) that there is paid by the Buyers to the Sellers on the date of delivery to the Sellers’ Account the Purchase Price; and

(iv) that the Sellers shall further receive from EE such amount as shall represent, as the case may be, the difference between the Purchase Price and the Vessel Value, at the date of delivery of the Vessel, in the event that the Purchase Price is less than the Vessel Value. The term Vessel Value shall be as defined in the Vessel Option Agreement between Exmar NV, Excelerate NV and EE dated    . January 2014.

For the purpose of this Clause 19, the term Relevant TCP means the LNG Regasification Vessel Timecharterparty relating to the Vessel, being one of those of defined as the EXCELERATE TCP, the EXPLORER TCP and the EXPRESS TCP in the said Vessel Option Agreement.

20.                          BIMCO Designated Entities Clause for Sale and Purchase Agreements

(a) In this Agreement, the following provisions shall apply where any sanction, prohibition or restriction is imposed on any specified persons, entities or bodies including the designation of any specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or United States of America.

(b) Buyers and Sellers each warrant that at the date of entering into this Agreement and continuing until the Buyers have paid the purchase price in full and taken possession of the Vessel on delivery by the Sellers:

(i) neither party is subject to any of the sanctions, prohibitions, restrictions, or designation referred to in sub-clause (a) which prohibit or render unlawful any performance under this Agreement;

(ii) the Sellers are selling and the Buyers are purchasing the Vessel as principals and not as agent, trustee or nominee of any person with whom transactions are prohibited or restricted under sub-clause (a);

(iii) The Sellers further warrant that the Vessel is not a designated vessel and is not and will not be chartered to any entity or transport any cargo contrary to the restrictions or prohibitions in sub-clause (a).

(c) If at any time during the performance of this Agreement either party becomes aware that the other party is in breach of warranty as aforesaid, the party not in breach shall comply with the laws and regulations of any Government to which that party of the Vessel is subject and follow any orders or directions which may be given by any regulatory or administrative body, acting with powers to compel compliance. In the absence of any such orders, directions, laws or regulations, the party not in breach may terminate this Agreement forthwith.

(d) Notwithstanding anything in this Clause to the contrary, Buyers and Sellers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.

(e) Buyers and Sellers shall be liable to indemnify the other party against any and all claims, including return of any deposit or all or any part of the purchase price, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid and in accordance with this Agreement.

For and on behalf of the Sellers	For and on behalf of the Buyers

Name:	Name:

Title:	Title:

EXPLANATORY NOTE:

The foregoing document is the form of the Memorandum of Agreement for the sale of an OPTION VESSEL agreed by the parties to the Vessel Option Agreement dated ... January 2014 (the “VOA”) and which is referred to as EXHIBIT B in Clause 2(a) of the said Agreement and defined therein as THE MOA. It is the understanding and agreement of the parties to the VOA that in making offers and commitments to sell an Option Vessel to any Customer or in offering and granting options to purchase an Option Vessel to any Customer as permitted by Clause 2(a) of the VOA, EE shall have the right, without restriction or any requirement to first consult with either Exmar or the relevant Option Vessel Owner, in the context of such sale or grant of option, to agree and confirm with such Customer on the terms of the form of MOA set out above. It being further understood and agreed that in agreeing such terms, EE shall, where the form of MOA permits the selection of alternative provisions (in particular concerning the payment of a Deposit (Clause 2); Inspection (Clause 4); Divers Inspection/Drydocking (Clause 6); Documentation / place of closing / documentation generally (Clause 8) and Law and Arbitration (Clause 16)); have the right to agree with the relevant counterparty such alternative as provided by the MOA as it shall in its sole discretion decide.

It is agreed and understood that with respect to the agreement of dates and time limits, and all matters concerning the current particulars of the Vessel and its appurtenances (eg. spares and stores) these shall require the prior consultation of and confirmation by Exmar as contemplated by Clause 2(a) of the MOA, any such confirmation on the part of Exmar not to be unreasonably withheld or delayed.

Exhibit C - Form of Bill of Sale

IMO Number	Official Number	Name of Ship	Country of registry	Whether a sailing, steam or Motor ship	Horsepower of engines (if any)

Number of tons
	M	Cms	Gross	Register
Length
Breadth
Depth

We, [  ] having our principal place of business at [   ] (hereinafter called “the transferors”) in consideration of the sum of US$[   ] (United States Dollars [   ]) paid to us by [   ] (hereinafter called “the transferees”) the receipt whereof is hereby acknowledged, transfer the Ship above particularly described, to the said transferees.

Furthermore, we, the said transferors for ourselves and our successors covenant with the said transferees and their assigns, that we have power to transfer in manner aforesaid the premises hereinbefore expressed to be transferred, and that the same are free from encumbrances mortgages and maritime liens or any debts or claims whatsoever.

In witness whereof we have caused this Bill of Sale to be executed on this [   ] day of [   ] 20[  ].

EXECUTED for and on behalf of [   ]

By [   ] its duly authorised [director/attorney]: